NEWS RELEASE

FOR IMMEDIATE RELEASE

Synalloy Corporation Announces 33% Increase in Annual Earnings

Spartanburg, South Carolina, February 7, 2008...Synalloy Corporation (Nasdaq:SYNL), a producer of specialty chemicals, pigments, stainless steel pipe, vessels and process equipment, announces that for the fiscal year ending December 29, 2007, net earnings increased 33% to $10,125,000, or $1.60 per share, on sales of $178,285,000 which is a 17% increase over the previous record sales of 2006. This compares to net earnings of $7,608,000, or $1.22 per share, on sales of $152,047,000 in the prior year. For the fourth quarter of 2007, net earnings declined 62% to $1,144,000, or $.18 per share on a 4% sales decline to $38,431,000, compared to net earnings of $3,003,000, or $.48 per share, on sales of $40,059,000 a year earlier.  Included in net earnings for the fiscal year ending December 30, 2006, was an after tax gain from the sale of property and plant net of relocation costs of $378,000, or $.06 per share which was recorded in the first nine months.

Specialty Chemicals Segment

The Specialty Chemicals Segment sales increased 6% for the year and 18% in the fourth quarter of 2007 compared to the same periods a year earlier. Operating income for the year increased 5% to $2,777,000 compared to $2,644,000 for 2006, and declined 14% to $538,000 for the fourth quarter of 2007 compared to $622,000 for the fourth quarter of 2006. The increase in revenues in 2007 came primarily from adding several new products during the year, an increase in demand for our contract manufacturing products, and increased selling prices on our basic chemical products to pass on higher energy related costs. Our basic chemical and contract manufacturing businesses continued to benefit from favorable market conditions experienced throughout the year. However, sales and operating income were negatively impacted for the year and quarter by lower results in our pigment business resulting from increased raw material costs we were unable to pass on, coupled with a slowdown in business throughout the pigment product lines.

Metals Segment

The Metals Segment achieved sales growth of 23% for the year from a 61% increase in average selling prices, partially offset by a 24% decline in unit volumes. Operating income of $16,388,000 was a more robust 41% higher than 2006’s total of $11,612,000. The large increases in average selling prices resulted partly from higher stainless steel surcharges, primarily in the first three quarters, compared to 2006. More significant to the long-term future of the company, is the contribution to increased selling prices resulting from accomplishing our goal of expanding into markets that require larger pipe sizes, higher-priced alloys, larger proportions of non-commodity products, and products fabricated by our piping systems plant. The change in product mix includes the successful development of business from liquid natural gas (LNG), waste water and water treatment, biofuels and electric utility scrubber projects. Many of the products produced for these markets are subject to more stringent specifications including 100% x-ray of the weld seams. In addition, some of these non-commodity products are made from expensive alloys and are more difficult to produce. Accordingly, their cost and sales price are much higher than commodity products. The decline in unit volume resulted from a 37% decline in pipe sales, partially offset by a 31% increase in piping systems. The noteworthy increase in operating income was more than accounted for by a surge in our piping systems products to more than triple the prior year, while pipe sales yielded slightly lower income. Sales for the fourth quarter of 2007 declined 12% from a 44% decline in unit volumes partially offset by a 57% increase in average selling prices while operating income declined 60% to $1,937,000 for the fourth quarter of 2007 compared to $4,892,000 in the same period last year. The decrease in unit volume resulted from a 75% decline in commodity pipe sales, partially offset by 31% higher piping systems unit volumes compared to a year earlier. Weak market conditions that began in the third quarter of 2007 deteriorated further in the fourth quarter causing the big unit volume decrease in pipe sales. Stainless steel surcharges declined significantly in August, September and October, and although nickel prices rose in November and December, they flattened in January 2008 and fell in February 2008. This uncertainty of nickel pricing along with distributors’ desire to reduce inventories at year end caused distributors to limit purchases throughout the fourth quarter. Another factor causing the volume declines for the year and fourth quarter was the significant increase in imports, primarily from China. Finally, the weakening of end use demand for commodity pipe experienced toward the end of the third quarter accelerated in the fourth quarter. Although our non-commodity business in the fourth quarter was strong, it was not enough to offset the negative impact on profitability from the lower than expected commodity pipe sales which generated substantial under absorption of fixed and overhead costs. Piping systems continued to experience the favorable impact of its strong backlog as operating income increased significantly in the fourth quarter of 2007 compared to a year earlier. Piping systems’ backlog was $57,000,000 at the end of the fourth quarter of 2007 compared to $54,900,000 at the end of the fourth quarter of 2006.

Other Items

Unallocated corporate expenses increased 29% to $2,708,000 primarily from a combination of incurring costs of more than $250,000 from implementing Sarbanes-Oxley Section 404 Regulations covering internal controls, and increased management incentives, which are based on profits, compared to the prior year.

The Company completed the relocation of Organic Pigments’ operations from Greensboro, NC to Spartanburg in the first quarter of 2006. A $213,000 loss was recorded for the move in the first quarter of 2006. The Greensboro plant was sold in August of 2006 for a sales price of $811,000 and a pre-tax gain of $596,000 was recorded in the third quarter of 2006.

The company produced excellent cash flow during 2007 with $12,323,000 net cash from operating activities. Debt is at a conservative level of $10,713,000 which is down from $18,198,000 from the end of 2006. The company believes it has the management and capital to continue growing the business.

Outlook

The Specialty Chemicals Segment ended 2007 with increased revenues and profits over the preceding year for the fourth consecutive year reflecting management’s efforts to generate new products, improve existing products, and compete in markets not as susceptible to foreign imports. Market conditions continue to be favorable, and the Segment continues to experience positive results from new products developed in 2007. Although disappointed with the pigment operation’s results in the fourth quarter, steps are being taken to bring this operation’s profits back in line with the remainder of the Segment’s operations. Management continues to believe that we have a low-cost fire retardant product line and with the price of inherent fire retardant fibers escalating, chemical solutions should become more attractive. However, revenues continue to grow at a slower rate than originally expected. All of these factors provide the opportunity for the Segment to continue to improve profitability going into 2008.

As a result of the significant increases in stainless steel pipe imported from China, the Metals Segment along with 3 other U.S. producers of stainless steel pipe and the United Steelworkers Union filed an unfair-trade case against China on Wednesday, January 30, 2008. It is the third case involving pipe and tube imports from China filed in the past six months. So far, preliminary Department of Commerce findings have supported petitioners in the previous cases, although the U.S. International Trade Commission (ITC) has yet to weigh in with final injury determinations. The ITC is expected to make preliminary injury determinations within 45 days. The Department of Commerce will make its preliminary subsidy and dumping determinations within 90 to 160 days. Management believes China is exporting pipe from excess capacity at dumped and subsidized prices into the US market. We anticipate that this action should reduce import activity and help stabilize pricing for commodity pipe. The factors discussed above generate uncertainty to the performance of commodity pipe going into the first quarter of 2008. Stainless steel surcharges, which are determined 2 months in advance of when they become effective, have continued to fluctuate, falling in February 2008 and rising in March 2008. It is difficult to predict distributor demand but after several months of reduced activity, we anticipate that by the end of the first quarter of 2008, distributor activity should pick up. Management is confident that the growth generated by our non-commodity business in 2007, including our significant piping systems business, should continue in 2008. Piping systems’ backlog, of which management expects about 80% to be completed over the next 12 months, should continue to provide a higher level of sales and profits for 2008 as compared to 2007. Management continues to be optimistic about the piping systems business due to a continuing demand for projects we expect to bid during future months. With over 90% of the backlog coming from energy and water and wastewater treatment projects, management continues to be confident that it has positioned the Metals Segment to benefit from the long-term growth of these areas.

For more information about Synalloy Corporation, please visit our web site at www.synalloy.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

All statements contained in this release that are not historical facts are "forward-looking statements." The words "estimate," "project," "intend," "expect," "believe," "anticipate," "plan" and similar expressions identify forward-looking statements. The forward-looking statements are subject to certain risks and uncertainties, including without limitation those identified below, which could cause actual results to differ materially from historical results or those anticipated. Readers are cautioned not to place undue reliance on these forward-looking statements. The following factors could cause actual results to differ materially from historical results or those anticipated: adverse economic conditions, the impact of competitive products and pricing, product demand and acceptance risks, raw material and other increased costs, customer delays or difficulties in the production of products, unavailability of debt financing on acceptable terms and exposure to increased market interest rate risk, inability to comply with covenants and ratios required by our debt financing arrangements and other risks detailed from time-to-time in Synalloy's Securities and Exchange Commission filings. Synalloy Corporation assumes no obligation to update the information included in this release.

Contact:  Greg Bowie at (864) 596-1535

SYNALLOY CORPORATION COMPARATIVE ANALYSIS

	THREE MONTHS ENDED		YEAR ENDED
	Dec 29, 2007	Dec 30, 2006	Dec 29, 2007	Dec 30, 2006

Net sales
Specialty Chemicals Segment	$13,021,000	$11,068,000	$52,066,000	$49,225,000
Metals Segment	25,410,000	28,991,000	126,219,000	102,822,000
	$38,431,000	$40,059,000	$178,285,000	$152,047,000
Operating income
Specialty Chemicals Segment	538,000	622,000	2,777,000	2,644,000
Metals Segment	1,937,000	4,892,000	16,388,000	11,612,000
	2,475,000	5,514,000	19,165,000	14,256,000
Unallocated expenses
Corporate	599,000	550,000	2,708,000	2,095,000
Gain from sale of plant & property	-	-	-	(596,000)
Interest and debt expense	319,000	264,000	1,153,000	794,000
Other income	(18,000)	-	(20,000)	(1,000)

Income before income taxes	1,575,000	4,700,000	15,324,000	11,964,000

Provision for income taxes	431,000	1,697,000	5,199,000	4,356,000

Net income	$1,144,000	$3,003,000	$10,125,000	$7,608,000

Net income
Per basic common share	$.18	$.49	$1.63	$1.24

Per diluted common share	$.18	$.48	$1.60	$1.22

Average shares outstanding
Basic	6,237,305	6,127,077	6,211,639	6,122,195
Diluted	6,296,602	6,268,495	6,295,911	6,234,287

Backlog-Piping Systems & Process Equipment			$57,000,000	$54,900,000

Balance Sheet			Dec 29, 2007	Dec 30, 2006
Assets
Cash and sundry current assets			$2,745,000	$2,122,000
Accounts receivable, net			19,888,000	22,429,000
Inventories			48,801,000	41,545,000
Total current assets			71,434,000	66,096,000
Property, plant and equipment, net			20,859,000	18,952,000
Other assets			4,328,000	4,309,000
Total assets			$96,621,000	$89,357,000

Liabilities and shareholders' equity
Current portion of long-term debt			$467,000	$467,000
Accounts payable			13,029,000	11,776,000
Accrued expenses			11,240,000	7,469,000
Total current liabilities			24,736,000	19,712,000
Long-term debt			10,246,000	17,731,000
Other long-term liabilities			3,499,000	4,787,000
Shareholders' equity			58,140,000	47,127,000
Total liabilities & shareholders' equity			$96,621,000	$89,357,000